Exhibit 10.14

AMENDED AND RESTATED SOUTHEAST GLASS BOTTLE SUPPLY AGREEMENT

BETWEEN

ANHEUSER-BUSCH, INCORPORATED

AND

ANCHOR GLASS CONTAINER CORPORATION

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

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TABLE OF ATTACHMENTS

Section
3.1	SELLING PRICES

3.4(a)	* * *

3.6(d)	SCHEDULE OF BULK BOTTLE PRODUCTION AND DELIVERY CAPACITY OF THE PRODUCTION FACILITIES

3.7(c)	* * *

3.10	* * *

4.4	FLAVOR STANDARDS

6.1	FORM OF ELECTRONIC PAYMENTS AGREEMENT

6.3	TRADING PARTNER AGREEMENT

8.4(a)	SUPPLIER CERTIFICATION PROGRAM

8.5(a)	FACILITY MANAGEMENT INSPECTION CRITERIA

8.5(d)	FORM OF NO TAMPERING OR CONTAMINATION CERTIFICATION

16.2(a)	SPECIFIED ANCHOR SHAREHOLDERS AND AFFILIATES

20.8	EEOC COMPLIANCE CERTIFICATE

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

 ii

AMENDED AND RESTATED SOUTHEAST GLASS BOTTLE SUPPLY AGREEMENT

          This AMENDED AND RESTATED SOUTHEAST GLASS BOTTLE SUPPLY AGREEMENT (this “Agreement”) between ANHEUSER-BUSCH, INCORPORATED, a Missouri corporation (“AB”), and ANCHOR GLASS CONTAINER CORPORATION, a Delaware corporation (“Anchor”), was signed on July 26, 2004 and is deemed effective January 1, 2004.

Background

          A. AB and Anchor previously entered into a certain Southeast Glass Bottle Supply Agreement dated May 26, 1999, as amended by Amendment to Southeast Bottle Supply Agreement between AB and Anchor signed December 4, 2003, as further amended by that Second Amendment to Glass Bottle Supply Agreement and Southeast Glass Bottle Supply Agreement between AB and Anchor dated as of June 6, 2003, and as further amended by that certain letter agreement dated February 9, 2004 (as amended per the foregoing amendments and pursuant to any other written or oral agreements between the parties prior to the date this Agreement is signed, the “Existing Southeast Agreement”).

          B. The Existing Southeast Agreement contains two options of two years each in favor of AB (applicable to the periods of January 1, 2006 through December 31, 2007 and January 1, 2008 through December 31, 2009 respectively) (the “Options”).

          C. Anchor has requested that AB exercise both of the Options in exchange for certain revisions to the Existing Southeast Agreement requested by AB.

          D. In lieu of AB exercising the Options, the parties have agreed to enter into this Agreement, which, except as otherwise expressly stated in this Agreement, amends, restates, and replaces the Existing Southeast Agreement in its entirety.

          THEREFORE, in consideration of the foregoing premises and the mutual promises set forth below, the parties to this Agreement have agreed as follows:

     1. DEFINITIONS.

          The capitalized terms specified below shall have the following meanings (certain other capitalized terms are defined elsewhere in this Agreement and are not referenced in this Section 1):

          1.1 “Affiliate” shall mean, with respect to either party, any individual, corporation, company, partnership, limited liability company, joint venture or other business entity which owns a majority of the equity of or otherwise controls, is controlled by or is under common control with, such party. The term ‘control’ includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

          1.2 “Base Price” shall mean a portion of the Selling Price for each type of Bottle, as set forth in Attachment 3.1.

          1.3 “Bottle” shall mean a returnable or non-returnable glass receptacle of specified size, shape and color used in the packaging of AB’s beverage products, and which otherwise conforms to the applicable Specifications.

          1.4 “Beverage Bottle” shall mean a returnable or non-returnable glass receptacle used as a container for any beverage, including but not limited to malt beverages, carbonated or uncarbonated soft drinks, flavored and unflavored waters and any other fluids intended for human consumption.

          1.5 “Breweries” shall mean both the AB brewery located in Jacksonville, Florida and the AB brewery located in Cartersville, Georgia and “Brewery” shall mean either of the Breweries.

          1.6 “Contract Year” shall mean any twelve (12) month period during the Term starting on a January 1 and ending the following December 31.

          1.7 “Lightweighting” shall mean any reduction in the weight of a given size and shape Bottle, which does not materially alter the size or shape of such Bottle.

          1.8 “Manufacturing Costs” shall mean the aggregate of all actual costs incurred by Anchor or its Affiliates in producing the Bottles and delivering them to AB, including transportation, warehouse and insurance costs, and net of all discounts, rebates or allowances received by Anchor or its Affiliates with respect to any services or materials acquired by Anchor in connection with its performance of this Agreement.

          1.9 “Maximum Production Quantity” shall mean the total actual capacity of Bottles available from the Production Facilities.

          1.10 “Packaging Components” shall mean all packaging materials used to package packed bottles provided under this Agreement and which conform to the Specifications including, without limitation, each of the following: (a) corrugated boxes, trays, carriers, cartons, and basket carriers, and (b) partitions.

          1.11 “Production Facilities” shall mean the Bottle production facilities located in Jacksonville, Florida and Warner Robins, Georgia operated by Anchor.

          1.12 “Rated Production Capacity” shall mean an annual quantity of * * *

          1.13 “Requirements” shall mean:

               (a) for Contract Year 2004 * * *

               (b) for Contract Year 2005, the Breweries’ aggregate Bottle requirements during Contract Year 2005; and

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

               (c) for each of Contract Years 2006, 2007, 2008 and 2009 * * * during such Contract Year; * * * for such Contract Year in excess of * * *; provided that AB does not guarantee that the aggregate Bottle requirements of the two Breweries during any or all of these Contract Years will equal or exceed any particular amount.

          During Contract Years 2006 through 2009 AB shall determine the mix of Bottles included in the Requirements, but AB agrees to * * * pursuant to the terms of subsection 1.13(c) above. Anchor agrees that if the * * * than originally estimated by AB.

          1.14 “Selling Price” shall mean the net delivered (F.O.B. Brewery) selling price of each color, size and shape Bottle which is made up of (a) the Base Price specified in Attachment 3.1, and (b) * * *, each in accordance with the schedule of permitted charges for such services set forth in Attachment 3.1, * * *, each in accordance with the schedule of permitted charges specified in Attachment 3.1.

          1.15 “Specifications” shall mean AB’s specifications for each of the Bottles, each of the Applied Plastic Labels and all other labels applied to the Bottles, each of the Packaging Components, and each of the pallets and other packaging components to be used for bulk Bottles, and shall also include packaging and unit load specifications for Bottle deliveries to each Brewery, as communicated from time to time by AB to Anchor (provided AB gives Anchor at least sixty (60) days’ advance notice) * * *

          1.16 “Term” shall mean the term of the Agreement as described in Section 8.1(a) below.

          1.17 “Applied Plastic Labels” shall mean all applied plastic labels used to label any of the Bottles provided under this Agreement, and which conform to the Specifications.

          1.18 “December 2000 Agreement” shall mean that certain Glass Bottle Supply Agreement between Anchor and AB dated as of December 18, 2000, as amended, restated and/or replaced from time to time.

     2. PURCHASE AND SALE OF PRODUCT.

          2.1 Purchase Quantities.

               (a) During Contract Year 2004 and Contract Year 2005 Anchor shall make available for purchase by AB, in the Specifications requested by AB, the Maximum Production Quantity of Bottles, subject to AB’s release of any portion of such production in accordance with Section 2.1(c). During Contract Year 2004 and Contract Year 2005 AB shall purchase from Anchor, in the Specifications requested by AB, the Requirements for such Contract Years. During Contract Year 2004 and Contract Year 2005, Anchor shall not be obligated to provide under this Agreement any Bottles in excess of the Maximum Production Quantity. Without AB’s express written consent, Anchor may neither reduce the Maximum Production Quantity to less than the Rated Production Capacity nor reduce the Rated Production Capacity.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

               (b) During each of Contract Years 2006, 2007, 2008, and 2009, Anchor shall make the applicable Requirements available for purchase by AB and AB shall purchase the applicable Requirements from Anchor in the Specifications requested by AB.

               (c) To the extent that Anchor may determine, from time to time, that the Maximum Production Quantity exceeds the sum of the Requirements and any additional Bottles being purchased by AB under this Agreement during Contract Year 2004 or Contract Year 2005, Anchor shall so notify AB. AB shall have fifteen (15) days after it receives such notice within which to notify Anchor that AB will purchase such excess production, and the location to which such Bottles are to be delivered; provided, that AB shall never be obligated to notify Anchor before October 1 of the year prior to the Contract Year in which AB would purchase such production. Any such purchases shall be under the same terms and conditions set forth in this Agreement, except that if AB requests such deliveries to locations other than the Breweries, any added charge for transportation, delivery, insurance and warehousing shall be as negotiated, * * * Anchor shall be free to sell to any third party any such excess which AB has not committed to purchase under the foregoing provisions.

          2.2 Annual Estimates.

               (a) On or before September 1, 2004 Anchor shall advise AB of the estimated Maximum Production Quantity available from the Production Facilities in Contract Year 2005. On or by October 1, 2004, AB shall advise Anchor of AB’s estimated Requirements for Contract Year 2005 for each Brewery, stated separately for each Bottle size, shape and color to be produced for AB by Anchor and any additional Bottles AB wishes to purchase. On or before February 1st of the following Contract Year, AB shall advise Anchor of any non-binding changes to its initial estimates.

               (b) On or before November 1st of Contract Year 2005 and each Contract Year thereafter, AB shall advise Anchor of AB’s non-binding estimate of AB’s Bottle requirements for the following Contract Year, stated separately for each Brewery and for each Bottle size, shape, color and type packaging (i.e., packed Bottles or bulk Bottles) to be produced for AB by Anchor under this Agreement and under all other bottle supply agreements between AB and Anchor in effect at the time. On or before February 1st of the following Contract Year, AB shall advise Anchor of any non-binding changes to its initial estimates.

          2.3 Revised Estimates and Shipping Instructions. Each Contract Year Anchor shall be able to access on BudExchange.Com or such other medium as AB may subsequently designate each of the following non-binding estimates supplementing the non-binding annual estimate provided to Anchor pursuant to Section 2.2 above:

               (a) On or before the last business day of each month, AB’s estimate for each of the succeeding three months of the AB Bottle requirements to be produced by Anchor under this Agreement and under all other bottle supply agreements between AB and Anchor in effect at the time, stated separately for each Brewery and by Bottle size, shape, color, carton style, and type of packaging (i.e., packed Bottles or bulk Bottles).

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

               (b) On or before the last business day of each week, a running eight (8) week forecast of the AB Bottle requirements to be produced by Anchor under this Agreement and under all other bottle supply agreements between AB and Anchor in effect at the time, stated separately for each Brewery and by Bottle size, shape, color, carton style, and type of packaging (i.e., packed Bottles or bulk Bottles).

               (c) If Anchor requests, AB agrees to meet with Anchor at a time and place mutually acceptable to the parties to discuss the estimates provided by AB pursuant to Sections 2.3(a) and 2.3(b).

               (d) Anchor will report all shipments of Bottles upon their departure from the specified Production Facility, including but not limited to, shipping information related to truck load identification, expected delivery date, delivery location, and quantity of Bottles in the load, in the format specified by AB and using the electronic reporting media and software specified by AB.

          2.4 Inventory. Anchor shall maintain at no additional cost to AB a finished goods inventory of Bottles at either Production Facility or a warehouse maintained by Anchor in the vicinity of the applicable Brewery * * * However, to the extent that Anchor may elect to maintain an inventory in excess of * * * with respect to any Bottle or carton style, AB shall have no responsibility for any costs incurred by Anchor because of any graphics or other changes to the Bottles or their Packaging Components or Applied Plastic Labels. Without limiting the foregoing, Anchor agrees that it will always maintain in such inventory * * * for each Brewery, allocated by * * * as provided to Anchor in accordance with Section 2.3(b) above.

     3. PRICE.

          3.1 Selling Price.

               (a) Subject to any applicable changes provided in one or more of the other provisions of this Section 3, the Selling Price for each size, color and shape Bottle ordered by AB from Anchor under this Agreement for delivery at any time during the Term is set forth in Attachment 3.1.

          3.2 Intentionally Deleted.

          3.3 Specification Changes.

               (a) If AB makes any changes to the Specifications of an existing Bottle other than those directly relating to Lightweighting which (i) result in an increase or decrease to the Manufacturing Costs for those particular Bottles and/or (ii) necessitate that Anchor purchase or lease capital equipment not otherwise required to satisfy its obligations under this Agreement prior to the Specification change, then, subject to Section 3(d) below, the Base Price for such Bottles shall be changed to a Base Price * * * shape, size and color set forth in Attachment 3.1. This changed Base Price shall not exceed * * * Anchor shall provide documentation of such changes in cost as AB may reasonably request.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

               (b) If at any time during the Term, AB should add a new Bottle shape, size or color to its existing family of Bottles (a “New Bottle”), the Base Price for such New Bottle shall be the Base Price * * * size, shape and color Bottle. The Base Price for such New Bottle shall not exceed * * * Anchor shall provide documentation of such charges or costs as AB may reasonably request.

               (c) Intentionally deleted.

               (d) (i) Before increasing or decreasing Base Prices pursuant to the terms of Section 3.3(a), Anchor agrees to meet with AB to discuss written documentation previously provided to AB by Anchor that specifies (A) in reasonable detail why and how much Anchor’s Manufacturing Costs increased as a result of the applicable Specification change and, if applicable, the cost of the capital equipment purchased or leased by Anchor as a result of the Specification change (the “Increased Specification Change Costs”) or the amount by which Manufacturing Costs decreased as a result of the applicable Specification change, and (B) the Base Prices Anchor proposes to increase or decrease along with a detailed written explanation of the amount of each such proposed increase or decrease. Anchor agrees that all such Base Price increases or decreases, as the case may be, shall be allocated solely to the Bottles affected by the applicable Specification change(s).

                    (ii) Within thirty (30) days after the meeting specified in subsection (i) above, AB may choose, in lieu of accepting any permitted Base Price increases, to reimburse Anchor the amount of the Increased Specification Change Costs by paying Anchor a lump sum cash payment or a stream of cash payments that would reasonably result in Anchor receiving an economic benefit equivalent to or better than Anchor would realize if permitted Base Price increases were implemented.

                    (iii) If AB fails to notify Anchor of its intentions within the time frame specified in subsection (ii) above, Anchor may increase Base Prices pursuant to the terms of Section 3.3(a).

                    (iv) * * * If Anchor has to purchase and install new equipment at one or more affected Production Facilities in order to implement the change within the time frame required by AB, in which event the Specification change will be deemed to have occurred immediately after the new equipment is purchased and installed. AB also agrees that any request made by AB after October 31, 2003 that * * * Production Facility will be deemed a Specification change for purposes of this Agreement once the * * * Production Facility ships * * * gross (plus any additional amount reasonably attributable to productivity gains achieved subsequent to October 31, 2003 that are not the result of additional capital investments by Anchor) or more of * * * Bottles during a particular Contract Year to one or more AB Breweries, * * * Production Facility will be deemed a Specification change for purposes of this Agreement once the * * * Production Facility ships, * * * gross (plus any additional amount reasonably attributable to productivity gains achieved subsequent to October 31, 2003 that are not the result of additional capital investments by Anchor) or more of * * * Bottles during a particular Contract Year to one or more AB Breweries.

          3.4 * * *

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

               (a) Subject only to the terms of Sections 3.4(b)-(e) below, if during any Contract Year, Anchor or any of its Affiliates * * * in effect. The examples set forth in Attachment 3.4(a) are intended to help illustrate how the terms of this Section 3.4(a) should be applied.

               (b) The terms of Section 3.4(a) shall not * * *

               (c) The terms of Section 3.4(a) shall not * * *

               (d) * * * pursuant to the terms of Section 3.4(a), * * *

               (e) The examples set forth in Attachment 3.4(a) include an example under the heading “Section 3.4(e) Example,” which illustrates a situation where the terms of Section 3.4(a) shall not apply.

          3.5 LightWeighting. Notwithstanding the foregoing provisions of this Section 3, if AB makes a Lightweighting change to the Specifications for any size, shape or color Bottle, which change Anchor or another source of Bottles makes available to AB through current commercially available narrow neck press and blow technology, * * * determined as follows. For each * * * of such * * * will be * * *; provided, however, that for any such * * * resulting from such change at each * * * where such Bottle is produced. If a Lightweighting change is implemented through other forms of technology, the parties agree to discuss and negotiate in good faith the allocation between them of any savings resulting from such change. Such price reduction shall become effective as such * * * and in any event within * * * weeks after such changed Bottle has been qualified * * * on an operating Bottle production line. If AB notifies Anchor within a reasonable period of time after the implementation of any such Lightweighting change that Anchor should produce the applicable Bottle according to the Specifications in effect prior to such Lightweighting change * * *

          3.6 Packaging Materials.

               (a) AB shall communicate to Anchor in accordance with the terms of Section 2.3(b) what amount of each Brewery’s Requirements should be filled with packed Bottles and what amount of each Brewery’s Requirements should be filled with bulk Bottles and Anchor shall fulfill such Requirements accordingly.

               (b) Subject to the following terms and conditions, Anchor agrees that, upon AB’s request, Anchor shall purchase from AB all partitions that make up a part of the Packaging Components:

                    (i) All purchases and the subsequent resale of such partitions shall be made pursuant to the applicable terms of Section 3.6(c).

                    (ii) If Anchor receives AB’s request and notifies AB within a reasonable time thereafter that such * * * will be conditioned upon Anchor and AB mutually agreeing upon terms that allow Anchor to * * * in a reasonably timely manner.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

               (c) Anchor and AB agree that each of the terms specified in this Section 3.6(c) that pertain to partitions are expressly subject to the terms of Section 3.6(b). Anchor shall purchase its inventory of Packaging Components and Applied Plastic Labels from AB at a price designated by AB. The price designated by AB will include the cost of loading, transporting, and unloading such Packaging Components and Applied Plastic Labels at the applicable Production Facility and may be different from the price agreed to between AB and its respective suppliers of Packaging Components and Applied Plastic Labels. Each shipment of Packaging Components received by Anchor and each shipment of Applied Plastic Labels received by Anchor shall be clearly marked and identified as AB’s property and shall be and shall remain AB’s property, subject to no interest whatsoever of Anchor, any of Anchor’s creditors, or any other third party until AB has taken a deduction for such Packaging Components or such Applied Plastic Labels, as specified below, at which time title to such Packaging Components or Applied Plastic Labels, as the case may be, shall automatically pass to Anchor. Anchor will notify AB of Anchor’s receipt of a delivery of Packaging Components and of its receipt of a delivery of Applied Plastic Labels by no later than the next business day after each such receipt, in each case in a manner specified from time to time by AB. After Anchor receives a shipment of Packaging Components or Applied Plastic Labels, as the case may be, AB shall deduct the amount it is charging Anchor for such Packaging Components or Applied Plastic Labels from a subsequent payment owed by AB to Anchor for Bottles, but no earlier than * * * after Anchor has received such Packaging Components or Applied Plastic Labels. Anchor shall charge AB for Packaging Components (other than partitions), as delivered to AB with a Bottle shipment, at prices determined and communicated by AB to Anchor from time to time, * * * to purchase such Packaging Components. Anchor shall charge AB for partitions, as delivered to AB with a Bottle shipment, at prices determined and communicated by AB to Anchor from time to time, which shall not be less than the price originally paid by Anchor to AB to purchase such partitions. Anchor shall charge AB for Applied Plastic Labels, as delivered to AB with a Bottle shipment, at prices determined and communicated by AB to Anchor from time to time, which shall be the price originally paid by Anchor to AB to purchase such Applied Plastic Labels. Within thirty (30) days after the end of each calendar quarter, Anchor shall also be entitled to charge AB for an amount equal to * * *

               (d) Each of the Production Facilities can and does ship bulk Bottles from time to time to the applicable AB Breweries. Attachment 3.6(d) specifies the bulk Bottle production and delivery capacity of each Production Facility as of October 31, 2003. Attachment 3.1 specifies the associated costs Anchor shall be entitled to add to the applicable Base Prices for any bulk Bottles delivered by Anchor to AB under this Agreement including the costs of pallets, top frames and tier sheets Anchor is required to purchase pursuant to the terms of Section 5.3(b).

               (e) AB shall pay Anchor for the handling, assembly and insertion of the Packaging Components and the handling and application of Applied Plastic Labels, each in accordance with the schedule of permitted charges for such services set forth in Attachment 3.1. Anchor shall inspect all Packaging Components and all Applied Plastic Labels upon Anchor’s receipt of the same and shall promptly notify both the applicable supplier and AB upon discovery of any defective Packaging Components or defective Applied Plastic Labels, as the case may be.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

          3.7 * * *

               (a) On * * * of Contract Year 2005 and each Contract Year thereafter during the Term (or if such day is a holiday or a Saturday or Sunday, the next business day thereafter) a calculation will be made to determine whether AB is obligated to pay * * * to Anchor (in each case a * * *) or whether Anchor is obligated to pay * * * to AB (in each case, a * * *).

               (b) The amount of any * * * or * * * owing from or to AB during any particular * * * shall be calculated as follows:

                    (i) * * *

                    (ii) * * *

               (c) * * * are each defined in Attachment 3.7(c). Attachment 3.7(c) specifies * * * Attachment 3.7(c) also * * *

               (d) * * * as specified in Attachment 3.7(c).

          3.8 Intentionally Deleted.

          3.9 Base Price Adjustments. Subject to the terms of Sections 3.3, 3.4, 3.5 and 3.10, the Base Prices set forth in the Selling Price Attachment that is included in Attachment 3.1 and * * * Subject to the terms of Sections 3.3, 3.4, 3.5 and 3.10, the Base Prices set forth in the Selling Price Attachment that is included in Attachment 3.1 and * * *

          3.10 * * * as follow (with examples of how this will work set forth in Attachment 3.10 attached hereto):

               (a) Pursuant to the terms of Section 3.3(a) of this Agreement and Section 3.4(a) of the December 2000 Agreement, Anchor is entitled under certain conditions to * ** Notwithstanding any terms in Section 3.3(a) of this Agreement or Section 3.4(a) of the December 2000 Agreement to the contrary, Anchor agrees that the amount of the * * *

               (b) The amount of the * * * not applied pursuant to the terms of Section 3.10(a) above shall be paid by Anchor to AB * * *

          3.11 * * *

     4. WARRANTY.

          4.1 Express Warranties. Notwithstanding any independent investigation by AB, Anchor represents and warrants to AB that: Each Bottle (i) will be merchantable and fit for the purpose intended, which is a commercially acceptable container for beverages; (ii) will be manufactured in accordance with the Specifications and all function and taste requirements specified therein; (iii) will conform to samples previously delivered to and approved by AB; (iv) and the substances and materials used to produce such Bottle will be free from defects in

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

materials and workmanship and will be permissible under applicable Federal and State laws and regulations; and (v) will be delivered free from any security interest, lien or other encumbrance.

          4.2 FDA Compliance. Anchor represents and warrants that each Bottle and each related article contained in and comprising each shipment or other delivery to AB and all information and ingredient lists furnished for use by AB in labeling such articles for resale, is (i) not adulterated or misbranded (or, in the case of labeling information and ingredient lists not a cause of misbranding when applied to such articles) within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and not an article which may not be introduced into interstate commerce, (ii) complies with the requirements of the Poultry Products Inspection Act, the Meat Inspection Act and the Federal Food, Drug and Cosmetic Act, as amended, to the extent that said Acts are then effective and applicable, (iii) registered, if required, and not adulterated or misbranded within the meaning of the terms of the Federal Insecticide, Fungicide and Rodenticide Act, any state pure food act, or any other applicable Federal, State or local law, (iv) not banned or misbranded within the meaning of the terms of the Federal Hazardous Substances Act, (v) not an article which cannot be legally transported or sold under the provisions of any Federal, State or local law, and (vi) if an article which is or which contains a color additive, such color additive is or will be from a batch certified by the Seller, its subsidiaries, if any, or its suppliers, in accordance with the Federal Food, Drug and Cosmetic Act, as amended, and all regulations issued under said Act.

          4.3 Fair Labor Standards. To the extent work is performed in the United States in connection with the performance of Anchor’s obligations under this Agreement, Anchor represents that all such work will be performed in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended. Anchor further represents that all work performed in meeting its obligations under this Agreement complies with the provisions of Executive Order No. 11246.

          4.4 Flavor Standards. AB and Anchor acknowledge that the delivery of Bottles under this Agreement is subject to their respective rights and obligations as stated in the flavor standards addendum marked as Attachment 4.4 to this Agreement.

          4.5 Indemnification. AB shall have all rights and remedies of a buyer under the Uniform Commercial Code of Missouri (the “UCC”). Any purchases of Bottles under the “cover” provision of Section 2-712 of the UCC shall be applied in satisfaction of AB’s Requirements under this Agreement. Anchor shall in addition indemnify and hold harmless AB, its parent, subsidiary and Affiliates and their respective directors, officers, employees, agents and other representatives, from and against any and all costs, losses, liabilities, damages, claims, judgments or expenses, including without limitation court costs, attorneys fees and other legal expenses resulting from any alleged or actual breach by Anchor of any representation or warranty set forth herein or the failure by Anchor to perform in a timely manner any of its obligations hereunder. Anchor’s obligations under the terms of the immediately preceding sentence shall survive the expiration or earlier termination of this Agreement.

          4.6 Pricing. The pricing provided to AB under this Agreement, including but not limited to each Selling Price, is lawful.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

     5. DELIVERY.

          5.1 Delivery Terms. Anchor shall in accordance with the Specifications: (a) package each Bottle shipment according to whether the applicable Bottles are bulk Bottles or packed Bottles, (b) load the packaged Bottles for shipment, and (c) deliver the Bottles F.O.B. the applicable Brewery. AB shall be responsible for unloading at the applicable Brewery all bulk Bottles which need to be manually unloaded and all packed Bottles and once AB commences unloading title to and risk of loss pertaining to such Bottles shall pass to AB. Anchor shall be responsible for unloading at the applicable Brewery all bulk Bottles which may be automatically unloaded and after the completion of such unloading, title to and risk of loss pertaining to such Bottles shall pass to AB.

          5.2 Delivery Option.

               (a) Notwithstanding anything to the contrary in Section 5.1 above, AB shall have an option, exercisable individually by AB with respect to each Brewery and each Production Facility, to control the selection of freight carrier and insurance provider used for shipments of Bottles from such Production Facility or delivered to such Brewery, subject to the following conditions: First, AB may only exercise this option in a way that does not increase Anchor’s operating costs or adversely affect Anchor’s production and delivery efficiencies. * * *

               (b) * * *

               (c) Anchor shall cooperate and assist AB in implementing such shipping arrangements if AB exercises such option, subject to the foregoing conditions. With respect to each shipping or delivery location for which AB exercises such option, AB shall be responsible for and pay all related freight and insurance charges, and Anchor shall deduct from the Base Price for all affected Bottles the freight charges (per 1000 gross of Bottles) incurred by Anchor applicable to such Bottle deliveries or shipments, based on the average charges of such deliveries or shipments prior to the exercise of such option by AB.

          5.3 Pallets.

               (a) Anchor agrees to use pallets supplied by AB to package and deliver all of AB’s packed Bottle Requirements pursuant to the terms of this Agreement. Anchor and AB agree that until further notice all such pallets shall be AB’s standard 32 x 37 pallet. Both parties agree that the user fee Anchor owes AB for such pallets has been reflected in the Selling Price for packed Bottles and, as a result, Anchor shall not be required to send any payments to AB in consideration for its use of such pallets. Anchor shall not take title to any such pallets. Anchor shall exercise reasonable care in the use of such pallets, but shall otherwise not be responsible for the replacement or maintenance and repair of such pallets should any of them be lost or damaged due to no fault of Anchor. Subject to * * * right to seek reimbursement from * * * in certain instances as specified below, * * * shall be responsible for arranging and paying for transportation necessary to transport any and all such pallets to the respective Production Facilities specified in the table below:

Production Facility To	Dollar Amount

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

Which Pallets Are Shipped	Per Pallet

Warner-Robins, GA Jacksonville, FL	$* * * $* * *

* * * shall be entitled to seek reimbursement from * * * for the amount of the excess * * * is entitled to seek reimbursement from * * * for $* * * AB agrees to work with Anchor to help Anchor minimize the freight costs Anchor is responsible for under this Section 5.3(a). At the expiration or earlier termination of the Term, Anchor shall return all such pallets in its possession to AB.

               (b) Anchor shall purchase on its own account 100% of the pallets, top frames, tier sheets, and all other materials required by Anchor to package and deliver AB’s bulk Bottle Requirements in accordance with the Specifications. Attachment 3.1 specifies the amount Anchor shall be entitled to add to the Base Prices for bulk Bottles to account for the cost of such pallets, top frames, tier sheets, and other materials and other packaging costs associated solely with bulk Bottles.

     6. PAYMENTS.

          6.1 Payment Due Date. AB shall pay Anchor for all Bottles purchased hereunder, based on the date of to the applicable Brewery. Terms of payment shall be payment in full within * * * after AB receives the Bottles, subject to any additional days provided pursuant to the terms of the Electronic Payments Agreement attached hereto and marked as Attachment 6.1, as it may be amended from time to time pursuant to its terms. Any amounts payable by either party under any provision of this Agreement which are due on a Saturday, a Sunday, or a public holiday generally recognized in the United States, shall instead be due and payable on the first business day thereafter.

          6.2 Purchase Orders. AB and Anchor may exchange standard form documents (such as purchase orders) for administrative and informational purposes, and the terms and conditions stated thereon shall neither modify, amend or supplement the terms and conditions stated in this Agreement.

          6.3 Electronic Transactions. AB and Anchor acknowledge that this Agreement is subject to the agreement pertaining to the electronic exchange of information between the parties in the form of that “Trading Partner Agreement” made as of January 1, 2001 marked as Attachment 6.3 to this Agreement and signed by each of them, as it may be amended from time to time pursuant to its terms. Anchor and AB agree that the terms of Section 4.1 of the attached Trading Partner Agreement are deleted in their entirety and replaced with the following:

     “4.1 Termination. The term of this Agreement shall continue for so long as either of the following two agreements between AB and Trading Partner remain in effect: (a) Amended and Restated Southeast Glass Bottle Supply Agreement effective as of January 1, 2004, as it may be amended, restated and/or supplemented from time to time, and (b) Glass Bottle Supply Agreement dated as of December 18, 2000, as it may be amended, restated and/or supplemented from time to time. Termination of this

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

Agreement shall not affect the respective obligations or rights of the parties arising under any Documents or otherwise under this Agreement prior to the effective date of such termination.”

     7. FORCE MAJEURE.

          7.1 The Events.

               (a) Each party shall be relieved of its obligation to perform any part of this Agreement to the extent its performance is prevented or rendered impracticable by events beyond its reasonable control, which events may include, without limitation, fire, storm, flood, earthquake, and other Acts of God, and explosion, accident, acts of the public enemy, riots and other civil disturbances, sabotage, court injunctions, transportation embargoes, shortages of materials, strikes, lockouts, work stoppages and other labor disputes, acts, regulations or other requirements of domestic or foreign federal, state, county, municipal, or local governments or branches, subdivisions or agencies thereof, including, without limitation, any such acts, regulations or other governmental requirements making it unlawful (such as by an outright ban) or commercially impractical (such as by the imposition or increase of deposit requirements or other action directly or indirectly affecting beer or its packaging) to manufacture or package beer in bottles, or to sell or distribute beer in packaging of any type (the “Force Majeure”), subject to the various limitations provided in this Section 7. Force Majeure shall further include, without limitation, any imposition or increase of any excise tax or similar charge by any governmental authority on the manufacture, packaging, possession, storage, sale or distribution of beer, and AB’s obligations to purchase shall be deemed to have been rendered impracticable thereby, without any direct proof of causation, to the extent that there is any decrease in the demand of beer manufactured, sold or distributed by AB after such Force Majeure event occurs.

               (b) Notwithstanding the foregoing, Anchor acknowledges that Force Majeure will not include a strike, lockout, work stoppage or other labor dispute affecting any of the Production Facilities, and in the event of such a labor dispute at any of the Production Facilities, Anchor agrees to use its commercially reasonable best efforts to operate any affected Production Facility with management or other personnel to the full extent necessary to satisfy the Requirements.

               (c) Anchor agrees that if picketing, a work stoppage, a strike or any refusal to work of or by any of AB’s employees or any employees of any AB contractor occurs at one or more of the Breweries or any other facilities owned or operated by AB, Anchor shall still cause deliveries of Bottles to continue to the Breweries as otherwise required hereunder, but if any of the carriers transporting the Bottles to the Breweries express concern to AB about the safety of their drivers or their equipment at the Breweries during any such AB labor dispute, AB shall take all actions reasonably necessary to insure the safety of such drivers and equipment once they reach the Breweries.

          7.2 Notice.

               (a) Each party will immediately notify the other party of the occurrence of any Force Majeure that may affect its performance of this Agreement.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

               (b) If any Force Majeure event occurs affecting one or more Production Facilities or deliveries, Anchor will:

                    (i) use commercially reasonable efforts to operate the affected Production Facilities prior to any other Anchor bottle production facility, so long as such actions by Anchor are not in violation of any agreements Anchor is a party to as of the date of this Agreement;

                    (ii) use commercially reasonable efforts to provide Bottles to AB from the affected Production Facilities;

                    (iii) use commercially reasonable efforts to provide Bottles to AB which Anchor is not able to supply from Production Facilities affected by the Force Majeure from Production Facilities and/or other Anchor bottle production facilities not affected by the Force Majeure; and

                    (iv) give AB priority of production from each of the Production Facilities and each of Anchor’s other bottle production facilities and their respective equipment and furnaces, so long as such actions by Anchor are not in violation of any agreements Anchor is a party to as of the date of this Agreement.

               (c) With respect to Bottles supplied by Production Facilities unaffected by the Force Majeure pursuant to subsection (iii) above, Anchor will use commercially reasonable efforts to ship such Bottles from Production Facilities or such other bottle production facilities that will minimize freight charges.

               (d) * * * represents and warrants that as of the date of this Agreement it is not a party to any other agreement (other than agreements with AB) which entitles the other party thereto * * * or requires that * * * in the event of a * * * and * * * covenants that during the Term it will not agree to or allow any such terms to be included in any agreement or renewal or restatement it enters into with any party * * * after the date of this Agreement.

               (e) If a Force Majeure event occurs affecting a particular Brewery, AB will use commercially reasonable efforts to allocate to Anchor Bottle requirements at other Brewery locations, subject to AB’s other contractual commitments.

          7.3 Rights. If Anchor’s performance hereunder is suspended due to Force Majeure, then AB shall have, in addition to such other rights which it may have as a buyer under the Uniform Commercial Code or otherwise, the right to procure alternative sources of Bottle supply on commercially reasonable terms with respect to all Bottles not delivered by Anchor because of the Force Majeure, which may require an alternative Bottle purchase commitment by AB for a period of time which extends beyond the Force Majeure affecting Anchor. Any such alternative purchases of Bottles by AB shall be applied to its obligation to purchase the Requirements.

          7.4 Intentionally Deleted.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

          7.5 Termination Because of Force Majeure. If all or a substantial part of either party’s performance hereunder is prevented or suspended by reason of Force Majeure for more than ninety (90) consecutive days at any one time, or more than one hundred eighty (180) days in the aggregate during the Term, then the other party shall have the right to immediately terminate this Agreement (upon notice to the party affected by the Force Majeure). Such termination shall be without liability with respect to the obligations so terminated.

     8. TERM AND TERMINATION.

          8.1 Term.

               (a) The “Term” of this Agreement shall begin on January 1, 2004 and, unless terminated earlier in accordance with the terms of this Agreement, shall remain in effect through and including December 31, 2009.

          8.2 Rights of Termination.

               (a) Subject to the terms of Section 8.3 and in addition to any right of termination granted elsewhere in this Agreement, either party shall have the right at any time to terminate this Agreement, without prejudice to any other legal rights to which such terminating party may be entitled, upon the occurrence of any one or more of the following:

                    (i) Material breach by the other party in the performance of any of the provisions of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach to the defaulting party;

                    (ii) The making by the other party of an assignment for the benefit of creditors;

                    (iii) The appointment of a trustee or receiver or similar officer of any court for the other party or for a substantial part of the property of the other party, whether with or without the consent of the other party;

                    (iv) The institution of bankruptcy, reorganization, insolvency or liquidation proceedings by or against the other party without such proceedings being dismissed within thirty (30) days from the date of the institution thereof; or

                    (v) A material breach by the other party of any of its representations or warranties set forth herein.

               (b) Subject to the terms of Section 8.3 and in addition to any right of termination granted elsewhere in this Agreement, AB shall have the right at any time to terminate this Agreement, without prejudice to any other legal rights to which AB may be entitled, upon the occurrence of one or more defaults by Anchor under the terms of the December 2000 Agreement and Anchor’s failure to cure any such default(s) within the period of any applicable cure period specified in the December 2000 Agreement.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

               (c) Either party which exercises a right of termination under the foregoing provisions of Section 8.2(a) or 8.2(b) may exercise such right by delivery of a termination notice which shall provide that such termination is effective not less than ninety (90) days nor more than twelve (12) months after the date such notice is issued, at the choice of the party exercising such right of termination.

          8.3 Effect of Termination. Termination of this Agreement for any reason provided herein shall not relieve either party from its obligation to perform up to the effective date of such termination or to perform such obligations as may survive termination. If payments attributable to periods after the termination of the Agreement have been made before the termination of the Agreement, the party receiving such payments shall refund the payments so attributable promptly after the termination of the Agreement. If payments attributable to periods before the termination remain unpaid upon the termination of the Agreement, the party required to make such payments shall do so promptly after the termination of this Agreement. Nothing in this Section shall limit the rights otherwise available to a party arising from the breach of the provisions hereof.

          8.4 Supplier Certification Requirements.

               (a) Anchor agrees to use its commercially reasonable best efforts to achieve “Select Status” at each Production Facility by * * * “Select Status” is described in the Supplier Certification Program attached to this Agreement as Attachment 8.4(a). Anchor agrees that the Supplier Certification Program may be revised from time to time after October 31, 2003 in accordance with the rules regarding Specification changes set forth in Section 3.3(a) and for the purposes of this Section 8.4(a) only all references in Section 3.3(a) to “Specifications” shall be deemed to mean the “Supplier Certification Program.” If the terms of the Supplier Certification Program are changed pursuant to the terms of the preceding sentence or otherwise through mutual agreement of the parties, the target date of * * * may be revised accordingly.

               (b) AB agrees that any failure of Anchor to achieve Select Status at either or both of the Production Facilities shall not be considered a material breach of this Agreement giving rise to a right by AB to terminate this Agreement.

               (c) AB may, upon notice to Anchor, terminate or phase out AB’s purchase of Bottles from any Production Facility that fails to achieve Select Status by * * * or by such other date as may be mutually agreed upon by the parties as a result of an amendment to the terms of the Supplier Certification Program, or fails to maintain Select Status after achieving it if (i) such failure is a result of Anchor ceasing to make reasonable efforts to attain or maintain Select Status at such Production Facility after Anchor receives notice from AB and has a reasonable opportunity to cure, or (ii) such failure is based on a deficiency which may reasonably be expected to adversely affect the quality, flavor, or safety characteristics of the Bottles being delivered to AB from such Production Facility. In such event, Anchor may replace such Bottles with deliveries from another approved Production Facility, provided that AB shall not be required to pay any additional charge for transportation, storage or delivery from such alternative Production Facility. * * *

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

          8.5 Facilities Management Requirements.

               (a) Each Production Facility and each warehouse used by Anchor to store Bottles is subject to inspection by AB, as further provided in Section 10 below. AB will determine a Facility Management Inspection Score for each Production Facility and each warehouse used to store Bottles after each inspection, based on the criteria stated in Attachment 8.5(a). AB shall be entitled to make any change to the criteria after October 31, 2003 so long as the change is reasonably related to improving the quality, flavor or safety characteristics of Bottles delivered to AB and the rules regarding Specification changes set forth in Section 3.3(a) are adhered to (in which event, for the purposes of this Section 8.5(a) only, all references in Section 3.3(a) to “Specifications” shall be deemed to mean the criteria stated in Attachment 8.5(a)).

               (b) In addition to Anchor’s duty to achieve and maintain Select Status at each Production Facility, as set forth in Section 8.4 above (which Select Status is based, in part, on the Facility Management Inspection Score), AB may, upon notice to Anchor, terminate or phase-out its purchases of Bottles from any Production Facility based upon (i) a deficiency noted during any AB inspection which may reasonably be expected to adversely affect the quality, flavor, or safety characteristics of any of the Bottles being delivered to AB from such Production Facility or from the warehouse servicing such Production Facility, or (ii) Anchor ceasing to make reasonable efforts towards continuous improvements in their Facility Management Inspection Score at such Production Facility or such warehouse after being notified by AB and given a reasonable opportunity to cure.

               (c) If AB exercises its right to terminate or phase-out purchases of Bottles from any Production Facility pursuant to the terms of Section 8.5(b), Anchor may replace such lost deliveries of bottles in the manner provided in Section 8.4(c) above, * * *

               (d) Anchor acknowledges the stringent appearance standards maintained by AB with respect to not only its own facilities, but also those of its suppliers. Anchor accordingly agrees to ensure that each of the Production Facilities, the delivery vehicles used to deliver Bottles to any of the Breweries, and each of the warehouses used to store Bottles prior to such delivery are each maintained using the highest practicable standards for sanitation and housekeeping. Anchor further agrees to ensure that such delivery vehicles, such warehouses, and each of the Production Facilities are each maintained so that they present a clean, high quality appearance. Anchor further agrees to cause each individual working in a warehouse in which Bottles are stored by Anchor or any of its contractors from time to time prior to delivery to a Brewery, to represent to AB in a writing in the form of Attachment 8.5(d) that they have not in any way tampered with any of the Bottles in an effort to contaminate or make such Bottles unsafe or anything other than in compliance with the Specifications.

          8.6 Universal Quality Standards.

               (a) AB maintains a quality measure for each production facility (whether or not owned or operated by Anchor) supplying Bottles to AB’s domestic breweries which, without limitation, takes into account the number, frequency, and severity of each of the following regarding the applicable production facility and the Bottles such production facility

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

delivers to one or more AB breweries: (i) defective material reports, (ii) consumer complaints, (iii) downtime experienced at the AB breweries receiving Bottle deliveries from the applicable production facility, (iv) Bottles that are not in accordance with the Specifications, (v) defects in materials and workmanship, and (vi) flavor, health, sanitation, and safety issues. A weighted average of the quality measure is prepared by AB on a monthly basis based on the volume of Bottles supplied by each such production facility (the “Weighted Average Quality Measure”).

               (b) Without limiting the terms of Sections 4, 8.4 or 8.5 or any of AB’s rights and remedies thereunder, Anchor agrees that beginning in Contract Year * * * and at all times thereafter during the Term the quality measure determined by AB on a monthly basis for each Production Facility (in each case, a “Production Facility Quality Measure”) will equal or exceed the Weighted Average Quality Measure in effect at the time. If Anchor receives written notice from AB that a Production Facility Quality Measure for one or both of the Production Facilities is less than the applicable Weighted Average Quality Measure, Anchor will have nine months from its receipt of said notice to raise and maintain the quality of the Production Facility or Facilities in question to a level that is equal to or above the applicable Weighted Average Quality Measure.

               (c) If Anchor fails to satisfy its obligations specified Section 8.6(b), Anchor agrees to meet with AB promptly thereafter and negotiate in good faith reasonable remedies in favor of AB including, without limitation, delivery of Bottles required under this Agreement from one or more alternate Anchor production facilities (other than the Production Facility or Facilities with quality issues) at the same Selling Price AB would have paid if the Bottles had been delivered from the Production Facility or Facilities experiencing quality issues.

     9. AUDITS.

          9.1 Scope of the Audits; Auditors. Each party shall have the right to audit information (i) used to determine the Selling Price and any changes to it and its constituent components including, without limitation, all information necessary to determine whether the terms of Section 3 (and each of the sections and subsections thereunder) have been fully complied with, (ii) pertaining to improper payments referred to in Section 16.5 below, and (iii) provided by the other party pursuant to the terms of this Agreement in addition to the information specified in subsections (i) and (ii) above. All audits shall be performed by a nationally recognized public accounting firm mutually acceptable to the parties, or in the absence of other agreement between the parties, PriceWaterhouseCoopers (the “Auditor”).

          9.2 Costs. The full cost of any audit shall be borne by the requesting party, unless a “material discrepancy” adverse to the requesting party is uncovered by the audit and such material discrepancy is caused by the actions of the other party or the other party’s failure to act; in which case the audited party shall then bear 100% of the cost of the audit. A “material discrepancy” shall be any discrepancy or group of discrepancies which, in the aggregate for any one audit, would result in a payment by one party to the other of an amount equal to or greater than $25,000 or an adjustment in what one party owes to the other under this Agreement in an amount equal to or greater than $25,000.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

          9.3 Maintenance of Records. Each party shall maintain records in sufficient detail to permit an acceptable audit, and, without limiting the foregoing, shall maintain each such record (i) for one full year after the expiration or earlier termination of this Agreement and (ii) for so long as any audit pertaining to such record is pending. The Auditor shall be given access to any and all records that it deems necessary to conduct the audit.

          9.4 Notice. Prior to requesting an audit, the requesting party shall notify the other party of its intent to exercise its audit rights. The other party shall then be allowed a reasonable amount of time (not to exceed 30 days) to explain/resolve the question to the satisfaction of the requesting party, and thus eliminate the need for an audit.

          9.5 Audit Procedures. If the requesting party is not satisfied with the explanation provided by the other party pursuant to the terms of Section 9.4 and determines that an audit should be conducted, the parties shall in good faith make reasonable efforts to mutually agree upon a joint letter of instruction for the Auditor which shall describe the format and procedure the Auditor shall undertake and the documents it will examine in the course of its audit. If the parties are unable to agree on the terms of the letter of instruction, the Auditor shall make its examination and determination in accordance with written instructions provided by the requesting party. A copy of said written instruction shall be provided to the other party no later than five (5) business days prior to the Auditor commencing its audit; provided that, prior to commencing such audit, the Auditor shall have agreed to hold in confidence and not disclose to anyone, including the other party, unless required by law, any of the information that the parties have designated in writing as confidential. Each party is obligated to furnish or make available to the Auditor such information in the party’s possession as is required in the Auditor’s reasonable opinion to conduct the audit. The Auditor shall provide both parties with a final written conclusion of compliance or noncompliance and the amount of the discrepancy, if any, but shall not otherwise disclose any confidential information of either party. If the Auditor discovers any discrepancy, the Auditor’s conclusions shall specify the amount owed to AB or Anchor, and, in either event, a general statement as to the basis for the discrepancy.

          9.6 Survival of Rights. The provisions of this Section 9 shall expressly survive expiration or termination of this Agreement for a period of two (2) years.

     10. PLANT VISITS.

          Subject to Section 11 below, Anchor shall allow employees and representatives of AB and Anheuser-Busch Companies, Inc. who have a legitimate and non-competitive purpose to visit the Production Facilities during normal business hours and upon at least three (3) business days’ notice; provided, however, where the purpose of the visit is for health, sanitation or quality control inspections, no notice need be given to Anchor. Such employees and representatives shall have full access to all phases of operation but shall not unreasonably interfere with Anchor’s operations. All such employees and representatives shall abide by all applicable rules and regulations of the Production Facilities with respect to visitors.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

     11. CONFIDENTIALITY.

          Each party, and their respective employees, officers, directors, representatives, subsidiaries, affiliates, assigns, subcontractors and any and all persons or business entities acting under one or any of them (the “Disclosees”), shall treat in confidence and not disclose to others any confidential information of the other, which such Disclosees may have furnished to them by the other party hereto or by any third party, or which such disclosees may have accessed in the performance of this Agreement, except to the extent that any such information is (i) generally available to those skilled in the art, (ii) acquired from a third party rightfully having such information and under no obligation to not disclose it to the Disclosees, (iii) already lawfully in the Disclosee’s possession or (iv) developed by a Disclosee independently of any confidential information disclosed to such party by, or learned by such party from, the other party (the “Information”). For purposes of this Agreement, subject to the four exceptions set forth in the preceding sentence, information regarding a party’s cost of materials, production, raw materials, labor and other costs, suppliers, customers and technology, whether or not labeled or described by such party as “confidential,” shall be considered “confidential information” and within the definition of “Information,” in addition to any other information identified from time by such party as “confidential.” However, notwithstanding the foregoing, * * * may disclose * * *

     12. PUBLIC STATEMENTS.

          In the event that Anchor is required under applicable law to file the Agreement or any related document pertaining to the Agreement or its performance with the Securities and Exchange Commission or any other regulatory authority, Anchor shall promptly notify AB of such requirement and (i) use reasonable efforts to obtain confidential treatment of any portion of the Agreement or related document for which such treatment is requested by AB, (ii) to the extent requested by AB and permitted by law, delete the most highly confidential elements of the form of Agreement submitted for filing, including but not limited to all price and other financial terms, (iii) promptly notify AB of any attempt by any party to obtain access to any portion for which confidential treatment has been requested and (iv) at the request of AB, use reasonable efforts to defend against any such attempt. Prior to including any discussion of the Agreement or any related document in any document to be filed with the Securities and Exchange Commission or any other regulatory authority, Anchor shall provide such discussion to AB and shall make such changes thereto as may be requested by AB within 20 days after AB has received a copy of such proposed discussion, except to the extent that such changes would violate applicable law. Anchor shall be free to file any proposed discussion for which AB has not requested changes within such 20 day period.

     13. NOTICES.

          All notices from one party to the other under the terms of this Agreement, unless otherwise directed, shall be hand delivered or sent by fax or certified mail or by a responsible overnight courier, addressed to the parties at the addresses indicated below and shall be deemed delivered on the date of receipt, or the business day next succeeding the date of posting if mailed:

     If to AB:

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

ANHEUSER-BUSCH, INCORPORATED
c/o Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri 63118
Attention: Vice President, Corporate Purchasing
Fax Number: 314/577-9750

If to Anchor:

ANCHOR GLASS CONTAINER CORPORATION
4343 Anchor Plaza Parkway
Tampa, Florida 33634
Attention: President
Fax Number: 813/882-5735

     14. ASSIGNMENT.

          Neither party hereto shall assign its rights or obligations under this Agreement to any third party without the prior written consent of the other.

     15. INDEPENDENT CONTRACTOR.

          Nothing contained in this Agreement shall create an association partnership, joint venture or the relation of principal and agent (except as specifically set forth herein). Neither of the parties hereto shall have any authority to bind the other in any way except as stated herein. The parties recognize that during the Term of this Agreement, there will be employees of either party upon the premises of the other. It is understood and agreed that on such occasions the employees of each party shall remain the employees of that party solely, and that party shall be solely responsible for the wages and benefits for its employees, and any injuries which are sustained by such employees shall be covered under the Worker’s Compensation insurance contracts of the respective employers.

     16. ADDITIONAL AGREEMENTS.

          16.1 Maintenance of Corporate Existence. Either party shall at all times maintain its corporate existence. Each party will do or cause to be done all things necessary to preserve and keep in full force and effect its rights (charter and statutory), licenses and franchises.

          16.2 Merger, Consolidation, Asset Sale.

               (a) AB may terminate this Agreement upon at least ninety (90) days’ notice to Anchor, if (i) more than forty percent (40%) of Anchor’s equity securities are sold, conveyed, or assigned to a third party or a group, or a sufficient amount of such equity securities are sold, conveyed or assigned to a third party or group to enable them to control the selection of a majority of the members of Anchor’s board of directors or of Anchor’s equivalent highest level of management; provided, however, that the terms of this subsection (i) shall not be triggered by

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

any public offering of Anchor’s equity securities nor shall it be triggered by any sale, conveyance, or assignment of some or all of Anchor’s equity securities to a third party or a group that (A) is a shareholder or Affiliate of Anchor as of October 31, 2003, (B) is specified in Attachment 16.2(a) of this Agreement, and (C) is a shareholder or Affiliate of Anchor at the time of any such sale, conveyance or assignment, (ii) Anchor or any Affiliate of Anchor consolidates with, merges into, becomes an Affiliate of, or acquires a controlling interest in (A) any other corporation (or other form of business organization) which is a competitor of AB by engaging in any of the following lines of business: production, marketing or distribution of any brand of beverage products or the operation of public entertainment parks, or (B) any producer of Beverage Bottles which has production facilities situated in the United States; (iii) Anchor or any Affiliate of Anchor consolidates with or merges into, or becomes an Affiliate of any other corporation (or other form of business organization) the result of which is a change in Anchor ‘s financial condition which materially adversely affects Anchor’s ability to perform this Agreement; or (iv) Anchor sells, leases or otherwise transfers full or partial control or ownership of any Production Facility to any third party which is not an Affiliate of Anchor; provided, however, that Anchor shall be entitled to engage in a sale and leaseback transaction involving one or more of the Production Facilities with one or more financial institutions without AB being entitled to invoke its rights under this Section.

               (b) In addition to the rights granted under sub-section (a) above, AB shall have a sixty (60) day right of first refusal prior to any sale or transfer to a third party by Anchor of either Production Facility (either directly or as a part of a larger transaction involving the stock or additional assets of Anchor or any of its Affiliates). Anchor may not accept any offer of any third party to purchase either of the Production Facilities (independently or as part of a larger transaction) until AB has had sixty (60) days within which it may exercise its right of first refusal in accordance with this Section 16.2(b). Anchor shall require any third party proposing to purchase the Production Facilities to submit either (i) a written offer for one or both of the Production Facilities, independent of other assets or interests of Anchor or its Affiliates, or (ii) dual offers for the stock or assets of Anchor that in the alternative would include assets in addition to the Production Facilities or an offer for the other assets or the stock of Anchor which excludes both Production Facilities. In that event, the price to AB for the Production Facilities for purposes of its exercise of this right of first refusal shall be the difference between the two prices offered for Anchor or its assets, either including or excluding the Production Facilities. Any non-monetary portion of the amount offered consideration which is impossible or impractical for AB to perform or otherwise satisfy shall be valued at its fair market value, and such amount shall be added to the monetary portion of such third party’s offer for purposes of determining the amount of AB’s right of first refusal. AB shall have a period of sixty (60) days after receiving such offer to notify Anchor that AB is electing to purchase the Production Facilities at the proposed price, as adjusted, if necessary, as described above, and in accordance with all other applicable terms and conditions of such offer. If AB does not notify Anchor of its exercise of such right of first refusal, Anchor shall be free to complete the sale of the Production Facilities to such third party in accordance with the particulars of such offer, as disclosed to AB.

          16.3 Insurance.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

               (a) At all times during the Term, Anchor shall have and shall maintain in full force and effect the following insurance coverages:

                    (i) Commercial General Liability Insurance, including without limitation Products Liability coverage, with minimum limits per occurrence and in the aggregate of at least Ten Million Dollars ($10,000,000). This coverage shall be endorsed to name AB and each of its subsidiaries and affiliates as additional insureds, and to evidence such endorsement, Anchor will provide a certificate of insurance from a licensed insurance broker stating the following:

“The following are additional insureds: Anheuser-Busch Companies, Inc., and its direct and indirect subsidiaries and affiliated entities, including any entity directly or indirectly controlling, controlled by or under common control of it, including, without limitation, Anheuser-Busch, Incorporated.”

                    (ii) Property Insurance, including fire and extended coverage, for all risks of physical loss or damage to the buildings and property of Anchor, including each of the Production Facilities and all Bottles stored on all property owned or leased by Anchor. Such insurance coverage shall have a minimum limit adequate to cover risks on a replacement cost basis.

                    (iii) Workers Compensation Insurance, including Employer’s Liability coverage, with minimum limits per employee and per event of not less than One Million Dollars ($1,000,000). Such coverage shall include, where permitted by state law, a waiver of subrogation applicable to each of the additional insureds identified in subsection (a) (i) above; provided that AB also waives subrogation (to the extent permitted by law) with respect to claims against Anchor in AB’s policy of Workers Compensation Insurance and provides evidence thereof to Anchor.

               (b) The insurance described in subsection (a) above shall be provided by one or more nationally recognized insurance carriers which each has a rating of at least “A-” or better, Size IX or larger, by the A.M. Best rating service, or if the Best rating service is no longer available, an equivalent rating by another nationally recognized insurance rating service designated by AB. Such insurance shall be primary and non-contributing with respect to any insurance maintained by AB. Such insurance shall contain a “separation of insureds” endorsement, a “severability of interests” endorsement, or an equivalent endorsement. To the extent any such coverage is written on a claims-made basis, it shall have a retroactive date no later than the start of this Agreement and notwithstanding termination of this Agreement, shall allow for reporting of claims until at least 2 years beyond the expiration of this Agreement, either directly or through “tail” coverage purchased at the sole cost and expense of Anchor.

               (c) Within thirty (30) days after the execution of this Agreement, Anchor shall provide AB with a certificate from its licensed insurance broker evidencing the foregoing coverages effective as of the start of this Agreement, and providing that AB shall be given at least thirty (30) days notice of cancellation, non-renewal or restrictive endorsement with respect to any of the foregoing coverages. Anchor shall provide AB with similar certificates evidencing renewal of such coverage prior to the expiration of any such policies of insurance,

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

and shall use its commercially reasonable best efforts to provide such certificates at least thirty (30) days or more prior to expiration of the applicable coverage.

          16.4 Efforts to Minimize Costs.

               (a) Anchor shall at all times use reasonable diligence to seek and procure its requirements of all materials and equipment at the lowest available prices (taking into account all relevant factors, including quality and service), and shall likewise minimize all plant costs in a manner consistent with prudent management practices, including, without limitation, adherence to total quality management practices and statistical process control.

               (b) The long-term objective of AB and Anchor is to implement any cost saving measures that result in declining costs over the life of the Agreement and beyond. To accomplish the goal, joint “Cost Reduction Teams” will be formed between AB and Anchor to study areas of cost and recommend changes to reduce the costs. Any savings generated will be distributed as agreed to by Anchor and AB’s Corporate Purchasing Department.

          16.5 Improper Payments. Anchor hereby warrants that no payments have been or shall be made, directly or indirectly, by or on behalf of Anchor to or for the benefit of any AB employee or agent who may reasonably be expected to influence the decision to purchase Bottles. As used herein “payments” shall include money, property, services and all other forms of consideration. AB may verify this warranty in accordance with the audit provisions in Section 9 above.

          16.6 Cullet. Anchor shall offer AB (or its designated Affiliate) the opportunity to sell cullet to Anchor at market prices, so long as such sales do not conflict with Anchor’s cutlet supply agreements in effect on the date hereof, or with Anchor’s internal cullet supply system, and so long as Anchor is then buying cullet.

          16.7 One Agreement. Anchor acknowledges that AB’s purchase of Bottles from Anchor under this Agreement and under the December 2000 Agreement are considered, discussed, negotiated, and administrated by Anchor and AB as one agreement instead of two separate agreements. Accordingly, Anchor and AB each acknowledge and agree that in addition to any other rights of set off or recoupment that AB may have against Anchor, AB is authorized, without notice to Anchor (any such notice being expressly waived by Anchor), to set off and apply against amounts that may become payable by Anchor to AB under this Agreement, any present or future amounts owing by AB to Anchor that arise under this Agreement or any other present or future agreements between AB and Anchor including, without limitation, the December 2000 Agreement.

          16.8 * * *

               (a) Subject to the terms of Section 16.8(b), Anchor agrees that in order for AB to receive a * * *

               (b) * * *

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

     17. REPRESENTATIONS AND WARRANTIES OF ANCHOR.

          Anchor covenants, represents and warrants to AB as follows:

          17.1 Corporate Existence and Power. Anchor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted, and to execute, deliver and carry out the terms of this Agreement, has all permits and authorizations necessary to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction wherein the nature of Anchor’s business and operations or the character of the properties owned or held under lease by Anchor makes such qualification necessary and in which the failure to so qualify would have a materially adverse effect on the business, prospects, profits, condition or operations, financial or otherwise, of Anchor.

          17.2 Authorization; No Legal Bar. The execution, delivery and performance by Anchor of this Agreement have been duly authorized by all necessary corporate action on the part of Anchor and do not require any approval of Anchor’s shareholders or approval or consent of any holder (or trustee of any holder) of any indebtedness or other obligations of Anchor except such as have been duly obtained, certified copies whereof have been delivered to AB, and neither the execution and delivery nor the performance by Anchor of this Agreement does or will contravene any law or governmental rule or regulation, or any judgment or order, applicable to or binding on Anchor or any of its subsidiaries, or Anchor’s charter documents, or result in any breach of or constitute any default under, or result in the creation of any lien upon any property of Anchor under, any indenture, mortgage or other agreement or instrument to which Anchor or any of its subsidiaries is a party or by which it or any of its subsidiaries, or any of its or their respective properties, may be bound or affected. Each of the Production Facilities is in compliance in all material respects and Anchor shall cause each of the Production Facilities to remain in compliance in all material respects throughout the Term with all existing federal, state and local governmental laws and regulations including, without limitation, all laws and regulations pertaining to air emissions, liquid effluents, and noise levels.

          17.3 Governmental Approvals. Neither the execution and delivery nor the performance by Anchor of this Agreement requires any consent or approval of, giving notice to, registration with, or taking of any other action in respect of, any federal or state governmental authority or agency.

          17.4 Other Agreements. Anchor is not a party to any agreement or instrument, or subject to any charter or any corporate restriction, which individually, or in the aggregate would materially adversely affect Anchor’s financial condition, business or operations or would adversely affect the ability of Anchor to perform its obligations under this Agreement.

          17.5 Execution, Delivery and Enforceability. This Agreement and all related documents have been duly executed and delivered by Anchor; assuming the due authorization (corporate and otherwise), execution and delivery thereof by AB, this Agreement constitutes a legal, valid and binding agreement or obligation of Anchor enforceable against it in accordance

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors’ rights generally.

     18. REPRESENTATIONS AND WARRANTIES OF AB.

          AB covenants, represents and warrants to Anchor as follows:

          18.1 Corporate Existence and Power. AB is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, has full corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted, and to execute, deliver and carry out the terms of this Agreement, has all permits and authorizations necessary to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction wherein the nature of AB’s business and operations or the character of the properties owned or held under lease by AB makes such qualification necessary and in which the failure to so qualify would have a materially adverse effect on the business, prospects, profits, condition or operations, financial or otherwise, of AB.

          18.2 Authorization; No Legal Bar. The execution, delivery and performance by AB of this Agreement have been duly authorized by all necessary corporate action on the part of AB and do not require any approval of AB’s shareholders or approval or consent of any holder (or trustee for any holder) of any indebtedness or other obligations of AB except such as have been duly obtained, certified copies whereof have been delivered to Anchor, and neither the execution and delivery nor the performance by AB of this Agreement does or will contravene any law or governmental rule or regulation, or any judgment or order, applicable to or binding on AB or any of its subsidiaries, or AB’s charter documents, or result in any breach of or constitute any default under, or result in the creation of any lien upon any property of AB under any indenture, mortgage or other agreement or instrument to which AB or any of its subsidiaries is a party or by which it or any of its subsidiaries, or any of its or their respective properties, may be bound or affected.

          18.3 Governmental Approvals. Neither the execution and delivery nor the performance by AB of this Agreement requires any consent or approval of, giving notice to, registration with, or taking of any other action in respect of, any federal or state governmental authority or agency.

          18.4 Other Agreements. AB is not a party to any agreement or instrument, or subject to any charter or any corporate restriction, which individually or in the aggregate would materially adversely affect AB’s financial condition, business or operations or would adversely affect the ability of AB to perform its obligations under this Agreement.

          18.5 Execution, Delivery and Enforceability. This Agreement and all related documents have been duly executed and delivered by AB; assuming the due authorization (corporate and otherwise), execution and delivery thereof by Anchor, this Agreement constitutes a legal, valid and binding agreement or obligation of AB enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting the enforcement of creditors’ rights generally.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

     19. DISPUTE RESOLUTION.

          19.1 Guiding Principles. Any dispute arising out of or relating to this Agreement (in each case a “Dispute”) shall be resolved in accordance with the procedures specified in this Section 19, which shall be the sole and exclusive procedures for the resolution of any such Disputes; provided, however, that a party, without prejudice to the procedures set forth below, may file a complaint to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith using the procedures specified in this Section 19. All negotiations and proceedings pursuant to this Section 19, other than litigation, are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 19 are pending. The parties will take such action, if any, required to effectuate such tolling. Other than as required or permitted by a court order, each party will continue to perform its obligations under this Agreement pending final resolution of any Dispute arising out of or relating to this Agreement.

          19.2 Procedures.

               19.2.1. The parties shall attempt settlement of each Dispute through good faith friendly consultations. If no settlement can be reached through such consultations within sixty (60) days after either party has notified the other party in writing of the existence of a Dispute, then either party may exercise its right to seek resolution of the Dispute through mediation pursuant to the terms of Section 19.2.2 below by notifying the other party in writing within thirty (30) days after expiration of the aforementioned sixty (60) day period.

               19.2.2. If one party chooses to mediate the Dispute in accordance with the terms of Section 19.2.1, the parties shall mutually endeavor to settle the Dispute by confidential mediation with reasonable promptness under the then current CPR Mediation Procedure. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Neutrals and shall notify CPR to initiate the selection process.

               19.2.3. If the mediation specified in Section 19.2.2 fails, then either party may pursue any remedy available to it at law or in equity.

     20. MISCELLANEOUS.

          20.1 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability of any jurisdiction shall not of itself invalidate or render unenforceable such provision in any other jurisdiction.

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

          20.2 Waivers: Modifications. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

          20.3 Authorization; Binding Effect; Successors and Assigns. Each of the individuals executing this Agreement certifies that he or she is duly authorized to do so. The terms and provisions of this Agreement and the respective rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns. Any permitted assignee of this Agreement, including but not limited to an Affiliate of Anchor, shall, prior to such assignment furnish to the other party evidence of such assignee’s assumption of all liabilities and obligations of the applicable assignor.

          20.4 Reproduction of Documents. This Agreement and all documents relating hereto, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process. Each party hereto stipulates that, to the extent permitted by law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          20.5 Amendment and Restatement; Entire Agreement. This Agreement amends, restates, and replaces the Existing Southeast Agreement in its entirety; provided, however, that Anchor’s warranties and indemnity specified in Section 4.5 of the Existing Southeast Agreement with respect to Bottles and other goods delivered to AB prior to the effectiveness of this Agreement shall survive. Notwithstanding anything in this Agreement to the contrary, the terms in that Second Amendment to Glass Bottle Supply Agreement and Southeast Glass Bottle Supply Agreement between AB and Anchor dated as of June 6, 2003 and the terms in that certain letter agreement dated February 9, 2004 between AB and Anchor, that are applicable to the December 2000 Agreement, shall continue to modify the applicable terms of the December 2000 Agreement. This Agreement, including each Attachment referred to in this Agreement, represents the complete agreement of the parties with respect to the transactions contemplated hereunder, and, except as otherwise expressly provided in the previous two sentences, supersedes all prior or contemporaneous agreements, representations, promises or understandings in connection therewith, whether orally or written. All statements contained in any certificate or other instrument delivered hereafter by or on behalf of any party hereto pursuant hereto or in connection with the performance of the transactions contemplated hereby shall be deemed representations and warranties by such party hereunder.

          20.6 Captions; References. The captions in this Agreement and in the table of contents are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. Reference herein to sections and subsections without reference to the document in which they are contained are references to this Agreement.

          20.7 Governing Law. This Agreement is entered into in the State of Missouri and shall be governed by the provisions of the Missouri Uniform Commercial Code. To the extent that there is to be a delivery or performance of services hereunder, such services shall be deemed “goods” within the meaning of the Uniform Commercial Code. In any event, this

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Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

          20.8 Equal Opportunity. Anchor shall sign a copy of the Equal Employment Opportunity Compliance Certificate, in the form attached hereto as Attachment 20.8, at the time this Agreement is executed by the parties and upon receipt, shall submit another signed copy to AB prior to December 31 of each Contract Year.

[NEXT PAGE IS SIGNATURE PAGE]

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

SIGNATURE PAGE TO AMENDED AND RESTATED GLASS BOTTLE SUPPLY
AGREEMENT BETWEEN ANHEUSER-BUSCH, INCORPORATED AND ANCHOR
GLASS CONTAINER CORPORATION SIGNED JULY 26, 2004 AND EFFECTIVE
JANUARY 1, 2004

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative on the day and year first set forth above.

ANHEUSER-BUSCH INCORPORATED (AB)

By:	/s/ Thomas J. Adamitis

Thomas J. Adamitis, Vice President
Corporate Purchasing and an Authorized
Agent for AB

ANCHOR GLASS CONTAINER CORPORATION

By:	/s/ Darrin J. Campbell

EVP CFO

***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

ATTACHMENT 3.1
SELLING PRICES

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ATTACHMENT 3.4(a)
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***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

ATTACHMENT 3.6(d)
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***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

ATTACHMENT 3.7(c)
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***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.

ATTACHMENT 3.10
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***	Portions hereof and portions of the exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment in accordance with Rule 24-b.